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                                                                    Exhibit 23.2

                   CONSENT OF KPMG LLP, INDEPENDENT AUDITORS

     We consent to incorporation herein by reference of our report dated July 23, 2001, except as to Note 11, which is as of September 25, 2001, relating to the consolidated balance sheets of Openwave Systems Inc. (formerly Phone.com, Inc.) and subsidiaries as of June 30,2000 and 2001, and the related consolidated statements of operations, stockholders' equity and comprehensive loss, and cash flows for each of the years in the three-year period ended June 30, 2001, and related schedule, which report appears in the June 30, 2001 Annual Report on Form 10-K of Openwave Systems Inc.

                                                /s/ KPMG LLP

Mountain View, California
March 19, 2002